UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date Of Report (Date Of Earliest Event Reported) February 11, 2009
AUTONATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13107	73-1105145

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
110 S.E. 6th Street
Ft. Lauderdale, Florida 33301
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code (954) 769-6000

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     2009 Incentive Plan Targets
     On February 11, 2009, the Executive Compensation Subcommittee (the “Subcommittee”) of the Compensation Committee of the Board of Directors (the “Board”) of AutoNation, Inc. (the “Company”) (i) selected the 2009 participants under the AutoNation, Inc. Senior Executive Incentive Bonus Plan (the “Incentive Plan”), (ii) established specific objective annual performance goals for 2009 and (iii) set target awards for the 2009 participants in the Incentive Plan.
     The Subcommittee selected the following senior executive officers to participate in the Incentive Plan for 2009: Mike Jackson, Chairman and Chief Executive Officer; Michael E. Maroone, President and Chief Operating Officer; Michael J. Short, Executive Vice President and Chief Financial Officer; and Jonathan P. Ferrando, Executive Vice President, General Counsel & Secretary. The 2009 performance goals under the Incentive Plan that were established by the Subcommittee are based upon the achievement of specified levels of adjusted operating income per share (minus a net charge for capital deployed for acquisitions or share repurchases) and adjusted operating income as a percentage of gross profit for the Company during 2009. Bonus awards will be payable on a sliding scale based on the Company’s actual achievement relative to the predetermined goals, with the possibility that bonuses earned may exceed or be less than the targeted level. The Subcommittee has absolute “negative discretion” to eliminate or reduce the amount of any award under the Incentive Plan.
     The 2009 performance goals established under the Incentive Plan also constitute the performance goals that have been established for bonus-eligible corporate employees of the Company to ensure that our management team is fully aligned to achieve improved operating performance for our existing business and to deploy capital effectively and profitably.
     2009 Annual Stock Option and Restricted Stock Awards
     On February 11, 2009, the Subcommittee also approved annual stock option and restricted stock awards to our equity grant-eligible employees under the AutoNation, Inc. 2008 Employee Equity and Incentive Plan (the “2008 Plan”). The annual awards included stock option awards to our named executive officers, specifically, Mike Jackson (265,648 options), Michael E. Maroone (212,608 options), Michael J. Short (159,752 options), Jonathan P. Ferrando (159,752 options), and Kevin P. Westfall, Senior Vice President, Sales (15,968 options).
     Prior to 2009, the Subcommittee’s practice had been to award stock options during our third fiscal quarter at meetings of the Subcommittee with an effective grant date after the public release of the Company’s second-quarter earnings results. For 2009, the Subcommittee modified this practice by approving the annual stock option awards in February and granting the awards in four equal increments over the year. One-fourth (1/4) of each stock option award will be granted on the first trading day of each of March, June, September and December, with an exercise price equal to the closing price of our common stock on each such grant date, subject to continuous employment through each such grant date. Accordingly, the exercise price for each grant will be based on the closing price of our common stock on a future date. The Subcommittee believes that this practice is fair and reasonable to the award recipients, the Company and its stockholders since it minimizes the impact that any particular event could have on the exercise price of stock options, particularly during times of market volatility.
     The Subcommittee adopted this practice for all stock option-eligible employees of the Company and awarded stock options to all stock option-eligible employees on the same terms (other than the number of options granted, which varies primarily by position and based on individual performance). Each of the four option grants comprising the annual award to our named executive officers and other employees in 2009 will vest annually in equal installments over four years commencing on June 1, 2010 and will expire on March 2, 2019 (subject to earlier termination in accordance with the terms of the 2008 Plan and applicable award agreements).
     In addition to the stock options described above, on February 11, 2009, the Subcommittee also awarded to Mr. Westfall 5,324 shares of restricted stock, all of which will be granted on the first trading day of March 2009. The shares of restricted stock will vest annually in equal installments over four years commencing on June 1, 2010. The Subcommittee also awarded shares of restricted stock to all restricted stock-eligible employees of the Company on the same terms (other than the number of restricted shares granted, which varies primarily by position and based on individual performance).
     Copies of each of our form of stock option agreement and form of restricted stock agreement to be entered into in connection with the grants described above are filed as Exhibits 10.1 and 10.2 hereto and are incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits
10.1	Form of Stock Option Agreement under the 2008 Employee Equity and Incentive Plan (for grants in 2009 and thereafter) (incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K, filed with the SEC on February 17, 2009).

10.2	Form of Restricted Stock Agreement under the 2008 Employee Equity and Incentive Plan (for grants in 2009 and thereafter) (incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-K, filed with the SEC on February 17, 2009).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTONATION, INC.
(Registrant)

Date: February 17, 2009	By:	/s/ Jonathan P. Ferrando
Jonathan P. Ferrando
Executive Vice President, General Counsel and Secretary